EXHIBIT 5.5
August 2, 2006
Arizona Public Service Company
400 North 5th Street
Phoenix, Arizona 85004
Ladies and Gentlemen:
          Reference is made to (a) your proposed offering of an indeterminate amount of your debt securities, as contemplated by Post-Effective Amendment No. 1 to the registration statement on Form S-3 No. 333-134206 filed by you with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, on June 29, 2006 (the “Registration Statement”); and (b) your issuance and sale of $250,000,000 aggregate principal amount of 6.25% Notes due 2016 (the “Notes due 2016”) and $150,000,000 aggregate principal amount of 6.875% Notes due 2036 (the “Notes due 2036” and, together with the Notes due 2016, the “Notes”) pursuant to the Underwriting Agreement, dated July 31, 2006 (the “Underwriting Agreement”), among you and the underwriters named therein, and the Indenture, dated as of January 15, 1998, as amended and supplemented to the date hereof and as further amended and supplemented by the Tenth Supplemental Indenture thereto, dated as of August 1, 2006, in substantially the form filed by you as Exhibit 5.5 to your Form 8-K Report, dated August 2, 2006 (the “Indenture”).
          We have examined the definitive prospectus, dated June 28, 2006, and the prospectus supplement, dated July 31, 2006 (the prospectus and prospectus supplement, and all material incorporated therein by reference being hereinafter referred to as the “Prospectus”), relating to the Notes. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by your officers and representatives, and other documents as we have deemed necessary or advisable for the purposes of rendering the opinions set forth herein.
          We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as electronic, certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such latter documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than you, had or will have the power, corporate or other, to enter into and perform all obligations thereunder.

     1.      Based on the foregoing, it is our opinion that upon the issuance and delivery of the Notes in accordance with the Underwriting Agreement and the Indenture, and receipt by you of the consideration set forth in the Prospectus, the Notes will be validly issued and will constitute your legal, valid, and binding obligations, except as the same may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, or other similar laws affecting the enforcement of creditors’ rights; (b) general equitable principles (whether considered in a proceeding in equity or at law); and (c) concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any matter is brought.
          Consent is hereby given to the use of this opinion as part of the Registration Statement, and to the use of our name wherever it appears in said Registration Statement and the related Prospectus. In giving such consent, we do not thereby concede that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Snell & Wilmer L.L.P.